                                                                  EXHIBIT (a)(5)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                           Unisource Worldwide, Inc.

                                      at

                         $12.00 Net Per Share in Cash

                                      by

                           Atlanta Acquisition Corp.
                           a wholly owned subsidiary

                                      of

                          Georgia-Pacific Corporation

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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JUNE 25, 1999, UNLESS THE OFFER IS EXTENDED.
------------------------------------------------------------------------------

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase dated May 28, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Atlanta Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Georgia-Pacific Corporation, a Georgia corporation ("Parent"), to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Unisource Worldwide, Inc., a Delaware corporation (the "Company"), at a price of $12.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The endorsed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Your attention is invited to the following:

    1. The tender price is $12.00 per Share, net to you in cash.

    2. The Offer is being made for all outstanding Shares.

    3. The Board of Directors of the Company, by unanimous vote of all directors present and voting, has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the holders of the Shares, approved the Merger Agreement, the Offer and the Merger, declared the Merger Agreement to be advisable and resolved to recommend that stockholders accept the Offer and tender their Shares pursuant to the Offer.

    4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, June 25, 1999, unless the Offer is extended.

    5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares owned by Parent or Purchaser, constitutes at least a majority of the Shares outstanding on a fully diluted basis; and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated.

    6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Wasserstein Perella & Co., Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

          Instructions With Respect to the Offer to Purchase for Cash
                   All Outstanding Shares of Common Stock of
                           Unisource Worldwide, Inc.
                                      by
                           Atlanta Acquisition Corp.
                         a wholly owned subsidiary of
                          Georgia-Pacific Corporation

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 28, 1999, and the related Letter of Transmittal in connection with the offer by Atlanta Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Georgia-Pacific Corporation, a Georgia corporation, to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Unisource Worldwide, Inc., a Delaware corporation.

  This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated: _________________________, 199
              SIGN HERE


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                                         ______________________________________
         Number of Shares

         To Be Tendered:                 ______________________________________

                                                      Signature(s)
   ____________________ Shares*

 -------------------------------------
                                         ______________________________________

                                         ______________________________________
                                              Please type or print name(s)

                                         ______________________________________

                                         ______________________________________

                                         ______________________________________
                                              Please type or print address

                                         ______________________________________
                                             Area Code and Telephone Number

                                         ______________________________________
                                           Taxpayer Identification or Social
                                                    Security Number
                                         --------------------------------------
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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